Exhibit 10.4

TXU

DEFERRED COMPENSATION PLAN

for

DIRECTORS OF SUBSIDIARIES

(As amended and restated effective January 1, 2005)

Section 1. Purpose

1.1 Purpose. The TXU Deferred Compensation Plan for Directors of Subsidiaries (the “Plan”) was established, effective April 1, 1998, was renamed and restated effective May 12, 2000 in connection with the corporate name change of the Company, was further amended and restated effective August 18, 2000 and August 17, 2001, February 18, 2005, and is hereby further amended and restated on February 16, 2006, to be effective as of January 1, 2005 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The primary purpose of the Plan is to provide deferred compensation to non-employee members of the boards of directors and/or advisory boards of directors of participating subsidiaries who receive an annual retainer, and to allow such persons to purchase Performance Units with such deferrals. The Plan is designed as an unfunded arrangement under the provisions of the Employee Retirement Income Security Act of 1974, as amended, and of the Internal Revenue Code of 1986, as amended.

Section 2. Definitions

2.1 Definitions. Whenever used hereinafter, the following terms shall have the meanings set forth below:

(a)	“Advisory Director” means a member of the advisory board of directors of a Participating Subsidiary who is not a current or former employee of the Company or any of its subsidiaries.

(b)	“Beneficiary” means the person or persons named by the Participant as the recipient(s) of any distribution remaining to be paid to the Participant under the Plan upon the Participant’s death.

(c)	“Board of Directors” means the Board of Directors of the Company.

(d)	“Change in Control” means the occurrence of any one or more of the following events:

(i) individuals who, on May 20, 2005, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 20, 2005 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any entity a majority of the voting securities or other voting interests of which are owned, directly or indirectly, by the Company (“Subsidiary”), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) with respect to any Eligible Executive, pursuant to any acquisition by such Eligible Executive or any group of persons including such Eligible Executive (or any entity controlled by such Eligible Executive or controlled by any group of persons including such Eligible Executive); or (F) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (ii);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders other than approval required solely by Article XI of the Company’s articles of incorporation, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation or other entity resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation or other entity that, directly or indirectly, has beneficial ownership of at least 95% of the voting securities eligible to elect directors (or persons performing similar functions) of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by voting securities into which such

Company Voting Securities were converted or for which such Company Voting Securities were exchanged pursuant to such Business Combination), and such voting power of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) among the holders thereof is held in substantially the same proportion as the voting power of such Company Voting Securities held by the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, as the case may be, or any Subsidiary thereof), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors (or persons performing similar functions) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors (or similar governing body) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or, if any director was elected after such time but prior to the consummation of such Business Combination, such director was elected to fill a vacancy on the Board created in the ordinary course and qualifies as an Incumbent Director (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the consummation of a complete liquidation or dissolution of the Company required to be approved by the Company’s shareholders or a sale of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(e)	“Committee” means the Organization and Compensation Committee of the board of directors of the Company.

(f)	“Company” means TXU Corp., its successors and assigns.

(g)	“Compensation” means, with respect to each Participant, such Participant’s annual retainer, exclusive of any attendance fee or other compensation paid such Participant.

(h)	“Disability” means a medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is entitled to receive, and has been receiving for a period of not less than three months, income replacement benefits under one or more welfare plans of the Company.

(i)	“Dividend Equivalent Credits” means additional Performance Units which shall be credited to Participants’ Accounts pursuant to the provisions of Section 5.3

(j)	“Outside Director” means a member of the board of directors of a Participating Subsidiary who is not a current or former officer or employee of the Company or any of its subsidiaries.

(k)	“Participant” means an Outside Director or an Advisory Director of a Participating Subsidiary who has been designated by the Committee as eligible to participate in this Plan, who elects to participate in the Plan, and whose account(s) has not been completely distributed.

(l)	“Participating Subsidiary” means a subsidiary of the Company which elects to participate in this Plan. Exhibit “A” attached hereto lists the initial Participating Subsidiaries. Exhibit “A” may be amended from time to time without further notice from the Company to accurately reflect the Participating Subsidiaries.

(m)	“Performance Unit” means a measure of participation under the Plan having a value equal to the value of a share of Stock, as determined by the value of such Stock in the Trust.

(n)	“Plan Administrator” means the Committee or, if applicable, the person appointed to assist the Committee in carrying out the operations of the Plan.

(o)	“Plan Year” means, for Plan Years beginning on or before April 1, 2004, the twelve-month period beginning April 1 and ending March 31. The Plan Year beginning April 1, 2005, shall mean the nine-month period beginning April 1, 2005 and ending December 31, 2005. Thereafter, Plan Year shall mean the twelve-month period beginning January 1 and ending December 31.

(p)	“Stock” means common stock of the Company.

(q)	“Trust” means the irrevocable grantor trust established by the Company, as agent for the Participating Subsidiaries, to purchase, hold, and sell shares of Stock so as to establish the number and value of Performance Units allocable to Participants’ accounts and from which benefits under the Plan will be paid.

(r)

“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

Section 3. Participation and Deferral Election

3.1 Participation. Each of the Company’s subsidiaries may elect to participate in the Plan by action of its board of directors. Each eligible Outside Director and Advisory Director may elect to become a Participant by deferring a percentage of Compensation (in 25 percent increments up to 100 percent) pursuant to an irrevocable written election which shall specify the percentage of Compensation to be deferred for the applicable Plan Year and the Maturity Period (as defined below) for such deferral. Such written election shall be completed and filed with the Plan Administrator prior to the beginning of the applicable Plan Year.

3.2 Extension of Maturity Date. A Participant may, subject to, and in accordance with, procedures and guidelines approved from time to time by the Plan Administrator, extend the Maturity Period relating to any such deferral, provided that: (i) any such modification is made at least twelve (12) months prior to the date that the deferrals would otherwise mature, (ii) such extension results in such deferral being paid at least five (5) years after the date that such deferral would have otherwise been paid in the absence of such extension, and (iii) only one extension shall be allowed with respect to any deferral.

3.3 Compensation Reductions. Compensation deferred under the Plan will be ratably deducted in each quarter of the Plan Year.

Section 4. Maturity Periods

4.1 Maturity Periods. Each Compensation Deferral shall have an initial maturity period (“Maturity Period”) of not fewer than three nor more than ten years as indicated in the Participant’s written election. The Maturity Period shall begin on the first day of the Plan Year in which the Compensation deferral is made.

Section 5. Participant Accounts

5.1 Separate Accounts. The Plan Administrator shall establish and maintain an individual account for Compensation deferrals elected by each Participant for each Plan Year. The account shall be credited as of the first day of the Plan Year with the amount of Compensation to be deferred during the Plan Year.

5.2 Performance Units. Any and all amounts credited to a Participant’s account shall be converted into Performance Units as of the applicable date. After notification of the number of shares acquired by the Trust with the aggregate credits to Participants, as provided in Subsection 6.2, the Plan Administrator will allocate a number of Performance Units, including fractional units, to individual accounts based on the relative percentage of each Participant’s credits to the total of such credits for all Participants.

5.3 Dividend Equivalent Credits. Additional Performance Units shall be credited to a Participant’s account as Dividend Equivalent Credits. Such Dividend Equivalent Credits shall be determined by multiplying the Performance Units recorded in a Participant’s account by the amount of any regular or special cash dividend declared on each share of Stock and dividing the product by the amount paid by the Trust for a share of such Stock with the dividend amounts.

5.4 Date of Credit. Dividend Equivalent Credits shall be credited to a Participant’s account as of the same date as the cash dividend on the Stock is paid to shareholders.

5.5 Unsecured Interest. All Performance Units credited to the account of each Participant shall be for record purposes only. No Participant or Beneficiary shall have any security interest whatsoever in any assets of the Company or any Participating Subsidiary. To the extent that any person acquires a right to receive payments under the Plan, such right shall not be secured or represented by any issued Stock or common stock to be issued.

Section 6. Investment and Funding

6.1 Grantor Trust. The benefits to be derived by Participants in the Plan will be funded through the Trust; provided, however, that any Stock, cash, or other property held by the Trust that was contributed by a Participating Subsidiary shall at all times be subject to the claims of general creditors of such Participating Subsidiary.

6.2 Funding of Trust. Upon determination of the total amount to be credited to the accounts of the Participants of each Participating Subsidiary for a Plan Year, each Participating Subsidiary shall promptly provide the Trust with funds in the aggregate of such amounts. The Trustee will invest such aggregate amount in shares of the Stock and promptly notify the Plan Administrator of the number of shares acquired. The Trustee will use any cash dividends received on Stock held in the Trust to buy additional shares of Stock and promptly notify the Plan Administrator of the number of shares so acquired.

6.3 Distributions from Trust. The Trustee, upon notification from the Plan Administrator, will make the distributions of matured benefits to Participants or their Beneficiaries as provided in the Plan. If Trust assets are insufficient to pay the amount of a matured benefit of any Participant, the Participating Subsidiary of such Participant will pay such deficiency directly to the Participant or Beneficiary. Any assets held in the Trust which the Trustee determines to be in excess of those required to pay the benefits when due to Participants may be returned to the Participating Subsidiaries.

6.4 Voting of Stock Held in Trust. Stock held in the Trust shall be voted by the Trustee in its discretion.

Section 7. Distribution of Account Values

7.1 Value of a Participant’s Account. The value of a Participant’s account will equal the value of shares of Common Stock acquired with the Participant’s Compensation deferrals and represented in Performance Units applicable to the designated Maturity Period, together with all Dividend Equivalent Credits earned thereon.

7.2 Form and Timing of Distribution. The value of a Participant’s account at maturity shall be determined as provided in Subsection 7.1 and shall be paid in cash. Such payment shall be made as soon as practicable, but in no event later than thirty (30) days following maturity of the Participant’s account. No interest shall accrue or be paid from date of maturity to date of payment on such amounts.

7.3 Distribution in the Event of an Unforeseeable Emergency. If a Participant encounters an Unforeseeable Emergency, the Plan Administrator in its absolute discretion may direct the Company to pay to such Participant such portion of the Account, including the entire amount if appropriate, as the Plan Administrator shall determine to be necessary to satisfy the need presented by such Unforeseeable Emergency, plus amounts necessary to pay all taxes and penalties reasonably anticipated as a result of the distribution. A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship).

Section 8. Termination of Service

8.1 Termination of Service Due to Death or Disability. In the event a Participant’s service is terminated by reason of death or Disability, all amounts credited to the account shall mature upon such termination. The Participant or the Participant’s Beneficiary shall then receive, as soon as practicable after the date of such termination, a distribution of the Participant’s account based on the value of the account as provided in Subsection 7.1.

8.2 Termination of Service Prior to the End of the Plan Year. In the event a Participant’s service is terminated for any reason prior to the end of the Plan Year, the deferred amount and Dividend Equivalent Credits for such Plan Year will be recomputed as of the date of termination. The value of the recomputed account shall be an amount equal to the product of the value of the Performance Units at the date of termination credited to the Participant’s account multiplied by a fraction, the numerator of which is the actual Compensation reduction for the portion of the Plan Year preceding termination, and the denominator of which is the Compensation reduction elected for the entire Plan Year.

Section 9. Nontransferability

9.1 Nontransferability. In no event shall any distribution or payment under this Plan be made to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of a distribution or payment hereunder, a Participant or a Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan.

Section 10. Designation of Beneficiaries

10.1 Specified Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive the amounts which otherwise would have been paid to the Participant. All Beneficiary designations shall be in writing and signed by the Participant, and shall be effective only if and when delivered to the Plan Administrator during the lifetime of the Participant. A Participant may, from time to time during the Participant’s lifetime, change the Beneficiary or Beneficiaries by a signed, written instrument delivered to the Plan Administrator. The payment of amounts shall be in accordance with the last unrevoked written designation of the Beneficiary that has been signed and so delivered.

10.2 Estate as Beneficiary. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event a Participant shall not designate a Beneficiary or Beneficiaries, or if for any reason such designation shall be ineffective, in whole or in part, as determined solely in the discretion of the Plan Administrator, the distribution that otherwise would have been paid to such Participant shall be paid to the Participant’s estate and in such event the term “Beneficiary” shall include the Participant’s estate.

Section 11. Rights of Participants

11.1 Board Membership. All Participants who are Directors understand that they are elected by the shareholders of a Participating Subsidiary and nothing in this Plan shall interfere with or limit in any way the manner in which a Director is elected and serves in such capacity nor confer upon a Participant any additional right to continue to serve as a Director. All Participants who are Advisory Directors understand that they are appointed by the management of a Participating Subsidiary and nothing in this Plan shall interfere with or limit the manner in which an Advisory Director is appointed and serves in such capacity nor confer upon a Participant any additional right to continue to serve as an Advisory Director.

11.2 No Inference. Nothing herein shall be construed to create any employment relationship between any Participant and the Company or any Participating Subsidiary nor infer that any Advisory Director performs any policy-making function for, or participation in the control of, the Company or any Participating Subsidiary.

Section 12. Administration

12.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and the Participating Subsidiaries, and to make all other determinations necessary or advisable for the administration of the Plan or to delegate such duties to the Plan Administrator. Any determination of the Committee or interpretation or other action made or taken by the Committee with respect to the Plan, shall be final, binding and conclusive for all purposes and upon all persons whomsoever. The Committee shall appoint a Plan Administrator to assist in carrying out the operations of the Plan.

12.2 Annual Reports. The Plan Administrator shall render annually a written report to each Participant which shall set forth, at a minimum, the Participant’s account balances as of the end of the most recent Plan Year.

12.3 Costs. Participants shall bear costs equal to the costs incurred by the Trust related to the purchase and sale of Stock by the Trust. The Participating Subsidiaries shall pay all other costs of the Plan and the Trust.

Section 13. Amendment or Termination of the Plan

13.1 Amendment or Termination of the Plan. The Board of Directors of the Company may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as such Board of Directors may determine. An amendment or modification of the Plan may affect Participants at the time thereof as well as future Participants, but no amendment or modification of the Plan for any reason may diminish any Participant’s account as of the effective date thereof. Upon Plan termination, Subsection 8.2 shall apply as if the Plan termination date were the termination of service date. Following termination of the Plan, no additional deferrals shall be permitted, no additional extensions shall be permitted under Section 3.2, and Participant’s accounts shall be distributed in accordance with the terms of the Plan without regard to such termination.

Section 14. Change in Control

14.1 Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control, the provisions set forth in Section 8.2 relating to the recomputation of a Participant’s account shall no longer apply such that, upon distribution of a Participant’s account, such Participant shall be entitled to the full value of all Performance Units being distributed without forfeiture or recomputation of any kind. All amounts that would mature following such Change in Control shall mature and be paid as of the date they would otherwise mature under the terms of the Plan.

Section 15. Requirements of Law

15.1 Governing Law. The Company intends that this Plan shall satisfy the requirements of Code section 409A and the regulations issued thereunder, and the Plan shall be construed and interpreted to that end. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

Section 16. Withholding Taxes

16.1 Withholding Taxes. The Company and the Participating Subsidiaries shall have the right to deduct from all cash payments under the Plan or from a Participant’s compensation an amount necessary to satisfy any Federal, state, or local withholding tax requirements.

EXECUTED on February 16, 2006, to be effective as of January 1, 2005.

TXU CORP.

By:	/S/ RIZ CHAND
Riz Chand
Senior Vice President - Human Resources

EXHIBIT “A”

PARTICIPATING SUBSIDIARIES

TXU Electric Delivery Company